UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.         )

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ICT GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On October 6, 2009, ICT Group, Inc. issued the following to its employees:

Memo

To:	All ICT Group Employees

From:	John Brennan, President and CEO

Date:	October 6, 2009

Re:	Organization Announcement

The purpose of this memo is to inform you that yesterday afternoon, ICT Group entered into a merger agreement with Sykes Enterprises, whereby Sykes will purchase all of the shares of ICT stock. Sykes is a global leader in providing customer contact management services in the business process outsourcing arena. With its headquarters in Tampa, Florida, Sykes specializes in customer support solutions primarily in the communications, financial services, transportation and leisure industries. In 2008, revenues for Sykes were listed at $819.2 million and earnings were $60.6 million. The closing date for this transaction is expected to be within 90 days.

Over the next few months there will be lots of changes and excitement as we integrate the two businesses, and the Sykes and ICT teams get to know each other. Executive management from both companies will lead the integration plan, and I ask that you support the integration effort to ensure that the merger is completed within our identified timeframe. Sykes recognizes the value of people, and understands that ICT has a very talented and dedicated workforce. While some ICT positions will likely be affected by the merger, the merger agreement does contain terms designed to ensure that ICT employees will be treated fairly and equitably.

Over the past twenty-five years, together we have taken ICT from a small telemarketing company, with operations solely in the U.S., to a global provider of business process outsourcing services, operating in ten countries with approximately 18,000 employees. At this point in time, I am convinced that together the two businesses will be stronger and more effective than either company could be separately.

Until the transaction closes, ICT and Sykes will continue to operate as two separate entities. During this timeframe, service to our clients remains of utmost importance, so it will be important for all of us at ICT to remain focused on our jobs to ensure that we execute our plans effectively.

Senior management will be reaching out to all our clients directly beginning this morning. If you are contacted by a client concerning this merger, please let them know that they will be receiving a call from a member of our senior team. A unified approach to client communication is imperative, so all communication with regard to the merger will be handled by senior management.

In closing, I would like to personally thank all ICT employees for your contributions to making ICT Group such a great company. I believe this next chapter in our history will provide growth opportunities for our business, our shareholders and our people.

**********************************

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of ICT Group, Inc. concerning the proposed merger transaction (the “merger”) pursuant to which Sykes

Enterprises, Incorporated (“SYKES”) will acquire ICT Group, Inc. (“ICT”), as well as other future events and their potential effects on ICT. Such statements are based upon the current beliefs and expectations of our management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the merger, many of which are beyond our control.

Additional Information

In connection with the proposed merger, SYKES will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of ICTG that also constitutes a prospectus of SYKES. ICTG will mail the proxy statement/prospectus to its shareholders. SYKES and ICTG urge investors and security holders to read the proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain copies of all documents filed with the Securities and Exchange Commission regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents free from Sykes at http://investor.sykes.com/phoenix.zhtml?c=119541&p=irol-sec, or by contacting SYKES’ Investor Relations Department at 1-813-233-7143, or by contacting MBS Value Partners at 1-212-750-5800. You may also obtain these documents, free of charge from ICTG at www.ictgroup.com.

SYKES, ICTG and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from ICTG shareholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the ICTG shareholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about SYKES’ executive officers and directors in the proxy statement for SYKES’s 2009 annual meeting of shareholders, filed with the SEC on April 15, 2009. You can find information about ICTG’s executive officers and directors in the proxy statement for ICTG’s 2009 annual meeting of shareholders, filed with the SEC on April 29, 2009. Free copies of these documents may be obtained from SYKES and ICTG as described above.